June 2024 INVESTOR PRESENTATION OTC: CDIX Free Writing Prospectus filed pursuant to Rule 433 Registration Statement on Form S - 1 (File No. 333 - 273324) June 14, 2024

DISCLAIMER

This presentation does not constitute or form part of and should not be construed as, an offer to sell or issue or the solicitation of an offer to buy or subscribe for securities of Cardiff Lexington (the “Company”) in any jurisdiction or an inducement to enter into investment activity. No part of this presentation, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever.

No securities commission or similar authority of the United States or any other jurisdiction has reviewed or in any way passed upon this presentation or the merits of the securities described herein, and any representation to the contrary is an offence. This presentation does not contain all of the information that would normally appear in a prospectus or registration statement under applicable United States securities laws. Readers should not construe the contents of this presentation as investment, legal, tax, regulatory, financial or accounting advice and are urged to consult with their own advisers in relation to such matters.

The Company does not make any representation or warranty (express or implied) as to the accuracy or completeness of the information in this presentation. Except as may be required by applicable law, the Company expressly disclaims any obligation to update any of the information contained herein or to inform readers of any matters of which it becomes aware that may affect any matter referred to in this presentation.

Certain information in this presentation is based on management estimates. Such estimates have been made in good faith and represent the current beliefs of management. Management believes that such estimates are founded on reasonable grounds. However, by their nature, estimates may not be correct or complete. Accordingly, no representation or warranty (express or implied) is given that such estimates are correct or complete.

Market data and certain industry data and forecasts included in this presentation were obtained from internal company surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. Where this presentation quotes any information or data from any third-party source, it should not be interpreted that the Company has adopted or endorsed such information or data as being accurate. The Company has not independently verified any of such information from third-party sources or any underlying assumptions. Accordingly, the Company makes no representation or warranty (express or implied) on the fairness, accuracy, completeness or correctness of any such third-party information.

This presentation contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward- looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements as those statements that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described under the heading “Risk Factors” in the registration statements and reports that we file with the U.S. Securities and Exchange Commission. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved.

CARDIFF LEXINGTON
CORPORATION
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DISCLAIMER (continued) Free Writing Prospectus We have filed a registration statement on Form S - 1 (File No . 333 - 273324 ) (including a prospectus) with the SEC for the offering to which this communication relates . The registration statement has not become effective yet . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling at 1 – (844) - 628 - 2100 . 3

Summary Risk Factors • The report of our independent registered public accounting firm included a “going concern” explanatory paragraph . • Our acquisition strategy exposes us to substantial risk . • We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on - going business . • We may not be able to effectively integrate the businesses that we acquire . • Failure to manage our growing and changing business could have a material adverse effect on our business, prospects, financial condition, and results of operations . • We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub - optimal prices or, alternatively, forego certain acquisition opportunities . • We may not be able to successfully fund acquisitions due to the unavailability of equity or debt financing on acceptable terms, which could impede the implementation of our acquisition strategy . • We may change our management and acquisition strategies without the consent of our stockholders, which may result in a determination by us to pursue riskier business activities . • We are a holding company and rely on distributions and other payments, advances, and transfers of funds from our subsidiaries to meet our obligations . • In the future, we may seek to enter into credit facilities to help fund our acquisition capital and working capital needs . These credit facilities may expose us to additional risks associated with leverage and may inhibit our operating flexibility . • The loss of the services of the current officers and directors could severely impact our business operations and future development, which could result in a loss of revenues and one’s ability to ever sell any shares . • Our future success is dependent on the management teams of our businesses, the loss of any of whom could materially adversely affect our financial condition, business and results of operations . • We may engage in a business transaction with one or more target businesses that have relationships with our executive officers, our directors, or any of their respective affiliates, which may create or present conflicts of interest . • The operational objectives and business plans of our businesses may conflict with our operational and business objectives or with the plans and objective of another business we own and operate . • If, in the future, we cease to control and operate our businesses or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act . • We have identified material weaknesses in our internal control over financial reporting . If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud . As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our common stock . • Our ability to grow our business through organic expansion either by developing new facilities or by modifying existing facilities is dependent upon many factors . • Changes to payment rates or methods of third - party payors, including government healthcare programs, changes to the laws and regulations that regulate payments for medical services, the failure of payment rates to increase as our costs increase, or changes to our payor mix, could adversely affect our operating margins and revenues . • An increase in uninsured or underinsured patients or the deterioration in the collectability of the accounts of such patients could harm our results of operations . • Failure to timely or accurately bill for services could have a negative impact on our net revenue, bad debt expense and cash flow . • Our facilities face competition for patients from other healthcare providers . • Our performance depends on our ability to recruit and retain quality physicians . • Our performance depends on our ability to attract and retain qualified nurses and medical support staff and we face competition for staffing that may increase our labor costs and harm our results of operations . • If we do not continually enhance our facilities with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected . • If we fail to comply with extensive laws and government regulations, we could suffer civil or criminal penalties or be required to make significant changes to our operations that could reduce our revenue and profitability . • We are subject to occupational health, safety and other similar regulations and failure to comply with such regulations could harm our business and results of operations . 4

Summary Risk Factors (continued) • We may be required to spend substantial amounts to comply with statutes and regulations relating to privacy and security of protected health information . • State efforts to regulate the construction or expansion of health care facilities could impair our ability to expand . • A cyber security incident could cause a violation of HIPAA, breach of member privacy, or other negative impacts . • We may fail to deal with clinical waste in accordance with applicable regulations or otherwise be in breach of relevant medical, health and safety or environmental laws and regulations . • If any of our existing healthcare facilities lose their accreditation or any of our new facilities fail to receive accreditation, such facilities could become ineligible to receive reimbursement under Medicare or Medicaid . • We could be subject to lawsuits which could harm the value of our business, including litigation for which we are not fully reserved . • We are subject to demand fluctuations in the real estate industry . Any reduction in demand could adversely affect our business, results of operations, and financial condition . • Adverse weather conditions, natural disasters, and other unforeseen and/or unplanned conditions could disrupt our real estate developments . • If the market value of our real estate investments decreases, our results of operations will also likely decrease . • Changes in tax laws, taxes or fees may increase the cost of development, and such changes could adversely impact our finances and operational results . • The real estate industry is highly competitive and if other property developers are more successful or offer better value to customers, our business could suffer . • We may incur environmental liabilities with respect to our real estate assets . • Our co - venture partners or other partners in co - ownership arrangements could take actions that decrease the value of our real estate assets . • Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect the value of your stock . • We may not be able to satisfy Nasdaq’s listing requirements or maintain a listing of our common stock on Nasdaq . • The market price of our common stock may be highly volatile, and you could lose all or part of your investment . • An active, liquid trading market for our common stock may not be sustained, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the shares you purchase . • Our officers and directors own a significant percentage of our outstanding voting securities which could reduce the ability of minority stockholders to effect certain corporate actions . • We could become a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders . • Our management has broad discretion as to the use of the net proceeds from this offering . • We have no current plans to pay cash dividends on our common stock for the foreseeable future, and you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it . • You will experience immediate and substantial dilution as a result of this offering . • Rule 144 sales in the future may have a depressive effect on our share price . • Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock . • If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares . • If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected . • We are subject to ongoing public reporting requirements that are less rigorous than for larger, more established companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies . • Anti - takeover provisions in our charter documents and under Nevada law could make an acquisition of our company more difficult, and limit attempts by our stockholders to replace or remove our current management . 5

Offering Summary 6 Cardiff Lexington Corporation Issuer Common Stock Securities Offered $8,000,000 (excluding over - allotment option) Proposed Offering Amount $4.00 - $6.00 Price Range Nasdaq Capital Market: CDIX Proposed Exchange/Ticker 39,484,061 (including approximately 26,092,594 shares to be issued upon the automatic conversion of preferred stock upon listing) Pre - Offering Common Stock Outstanding Working capital and general corporate purposes Use of Proceeds Craft Capital Management LLC and R.F. Lafferty & Co., Inc. Lead Underwriters Bevilacqua PLLC Issuer’s U.S. Legal Counsel Brunson Chandler & Jones, PLLC Underwriter’s U.S. Legal Counsel Grassi & Co., CPAs, P.C. Auditor

CARDIFF LEXINGTON A Fore - Runner in the Lien - Based Medical Industry With the acquisition of Nova Ortho and Spine In 2021, Cardiff Lexington established a strategic foothold in the healthcare space. We are profitably pioneering an innovative approach to healthcare management that offers elevated patient care to an underserved patient population. 7 7

In 2021, Cardiff Lexington acquired Nova Ortho and Spine as a wholly - owned subsidiary. Nova Ortho and Spine’s early success and asset - light business structure made it the ideal partner to launch Cardiff Lexington’s Healthcare Division. Given its success to date, the Company has largely divested its other businesses to focus on Nova Ortho and Spine and healthcare sector acquisition opportunities. 8 Ortho and Spine, LLC

WHY ORTHOPEDICS?

- One of the **fastest-growing categories** in US Healthcare
- Compared to other clinical subspecialties, **orthopedics remains highly fragmented across the nation**
- Over the next decade, providers will continue to face **unprecedented demand growth** primarily fueled by an aging patient population susceptible to slip and fall accidents and a rising number of car accidents[2]:
  - More than half of all adults suffer from a musculoskeletal disease, including **arthritis, back pain and trauma**
  - An estimated 5.5 million car accidents occur in the U.S. annually, resulting in roughly **3 million injuries**

$59B
Market Size in 2023[1]

3.3%
Estimated CAGR from 2022-2028[2]

$49.5B
Estimated Market Size in 2028[2]

[1]OrthoWorld; *Orthopedic Market Size and Share*
[2]Stratview Research; *Orthopedic Market Size, Share, Trend, Forecast, Competitive Analysis, and Growth Opportunity; 2022-2028*

CARDIFF LEXINGTON CORPORATION
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THE UNINSURED PERSONAL INJURY LANDSCAPE

Injury

Injury occurs

Medical Care

Individual receives medical care and is discharged

Legal Counsel

Individual engages PI attorney and determines that claim and settlement are likely

Attorney directs individual to healthcare provider servicing uninsured market by placing liens on ultimate settlement

Cardiff Lexington

Cardiff Lexington takes liens against anticipated settlement

PI attorney creates confidence on settlement probability

Liens sent to PI lawyer handling case

Liens held by providers

Liens sold to financial investors

Settlement

Attorney receives insurance funds and distributes amounts to lienholders and individual

Accident rates forecasted to increase 12.5% through 2028[1]; proportion of healthcare costs covered by settlement proceeds increased to ~65.5% in 2023[2]

[1]Statista; *Number of accidents and traffic-related injury rate in the U.S. per 1M people forecasted through 2028*
[2]Statista, Martindale-nolo, American Bar Association

CARDIFF LEXINGTON CORPORATION

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NOVA ORTHO AND SPINE AT A GLANCE CAPACITY FOR SUBSTANTIAL ORGANIC GROWTH • All locations collectively operating at only 35% capacity HIGH DEMAND • Nova Ortho and Spine currently sees approximately 165 - 185 patients per month across 11 locations • Robust referral network 11 FULFILLING THE NEEDS OF AN UNDERSERVED MARKET • N o dependence on CMS (Medicare/Medicaid) or health insurance companies (HMOs or Blue Cross) for reimbursement • Payor mix is almost exclusively comprised of automotive insurance companies, general liability carriers, and private pay ATTRACTIVE ECONOMIC MODEL • Longer A/R gestation period (typically 18 - 24 months) is accounted for in pricing of patient care • 99.8% collection rate over past three years • M anagement team with 25+ years' experience operating primary, specialty and ancillary care facilities PROVEN EXPERTISE

INVESTMENT HIGHLIGHTS • Attractive demographics – Aging patient population and rising number of personal and work - related injuries • Recession resistant – Healthcare sector historically has performed in both good and bad economies • Innovative p ayor m odel – Elevates standard of care for personal injury patients while offering attractive economic returns for shareholders • Strong growth and profitability – Healthcare business has realized organic CAGR of ~ 88% from 2019 to 2022 with strong margins and profitability 12

FAVORABLE EXTERNAL GROWTH DRIVERS 13 Increasing healthcare costs, broader care modalities, and increasing claim frequency are driving strong and sustainable growth for specialized personal injury providers 70 75 80 85 90 95 100 3000 3500 4000 4500 5000 5500 6000 6500 7000 7500 8000 2013 2015 2017 2019 2021 2023E 2025E 2027E Automobile accidents per 1 million drivers Injury rate per accident 12.5% increase in automobile accidents expected through 2028 1 • Increasing interest by institutional capital is driving innovation and consolidation for the industry • Regulatory landscape in many states • Specialized and sophisticated providers are better suited to capture referral sources 1 Statista; Number of accidents and traffic - related injury rate in the U.S. per 1M people forecasted through 2028

NOVA ORTHO AND SPINE HAS SEEN CONSISTENT REVENUE GROWTH OVER THE YEARS (In Millions) $1.5 14 2021 2022 2023 $5.4 $10.7 $11.9

A UNIQUE AND POWERFUL ECONOMIC MODEL Leverages Extended A/R Timeline To Drive Significant Economic Returns 99.8% Receive a maximum of $25,000 from patient’s Personal Injury Protection (PIP) • Insulated by a Letter of Protection to ensure payment in full from insurance settlement • Ability to f actor significantly extended A/R into care pricing By waiting for insurance settlement, insulated from having to rely on declining reimbursement programs from CMS and health insurance companies Collection rate in past 3 years Beating industry average of ~ 75 - 85% 1 Typical A/R gestation period is 18 - 24 months 15 1 Company data

NOVA ORTHO AND SPINE MILESTONES AND ACCOMPLISHMENTS Proven track record of profitability and growth • Nova Ortho and Spine locations increase to 5 as Company expands into population centers throughout Florida 2020 • Cardiff Lexington completes acquisition of Nova Ortho and Spine • 7 locations • 10 - year Management Agreement to align strategic growth priorities • Revenues grow to $5.4M, up 31% YoY (unaudited) 2021 • Revenues nearly double to $10.7M, a 98% increase YoY • Locations expand to 9 • Growing and engaged network of referral partners 2022 • Revenues increase to $11.9M, a 11% increase YoY • Demand exceeding capability due to capital constraints • 10 locations 2023 • With adequate capital, targeting double digit growth • 11 locations • Multiple acquisitions targeted for potential geographic expansion 2024 2019 • Formation of Nova Ortho and Spine • 3 Nova Ortho and Spine locations open at year end 16

• Okeechobee • Ft. Pierce • Vero Beach • Palm Bay • Tallahassee • Chipley • Madison • Sebastian • Rockledge • Port St. Lucie 11 locations strategically positioned in population centers throughout Florida and Georgia NOVA ORTHO AND SPINE AT A GLANCE, CONT. 17 Florida has the most personal injury claims per capita 1 ; Georgia location represents first step of expansion into broader southeast U.S. Florida: Georgia: • Valdosta 1 Law.com; New Study Finds Florida Has the Most Personal Injury Cases Per Capita. Is New Bad Faith Law to Blame?

A SUPERIOR SERVICE MODEL Enabling critical access to high - quality care for traumatic injury patients TRUSTED REFERRAL NETWORK Patients are primarily referred through a growing network of trusted physicians, physical therapists and chiropractors A TRUE PARTNER THROUGH THE LIFECYCLE OF A CLAIM As emergency m edical c ondition providers, Nova Ortho and Spine has superior access to patient information to determine the validity of each case and manage cases appropriately QUALITY CARE AT ZERO COST TO THE PATIENT Revenue is primarily provided by bodily injury policies, general liability policies, and personal injury protection policies, which protects patients from high upfront costs LEADER IN SURGICAL TECHNIQUES & TECHNOLOGY Nova Ortho and Spine’s team of surgeons and specialists deliver cutting - edge treatment options at state - of - the - art facilities Patient - Centric Pathway 18

FINANCIAL STRENGTH 19

FINANCIAL HIGHLIGHTS 20 • 1Q24 Total revenue of $2.7 million consistent with 1Q23; 12% sequential increase over 4Q23 • 1Q24 Gross margin of 64% consistent with 1Q23; Sequential increase of 530 basis points over 4Q23 • 1Q24 operating income of approximately $219,000 • Excluding non - cash scaling expenses in 1Q24, operating income would have been $615,000 , a 48% increase over 4Q23 operating income 1 • FY23 EBITDA of $5.2 million represents 53% increase over FY22 2 Delivering consistently improving results while successfully scaling the business in line with growth strategy 1 Non - cash scaling expenses are reconciled in the appendix of this presentation 2 EBITDA is a non - GAAP financial measure defined as Earnings Before Interest, Income Tax, Depreciation and Amortization.

IMPROVED BALANCE SHEET (In Millions) • 9 % increase in total assets to $ 22.6 M • 65% increase in shareholders' equity to $1.2M • Improved net working capital of $915,000 compared to $317,000 at 12.31.23 3.31.24 vs 12.31.23: 21

MULTIPLE LEVERS FOR GROWTH Expand into contiguous businesses via acquisition - Multiple complementary verticals identified including MRI clinics, Medevac providers, etc. Expand geographically - Targeting expansion into broader Southeast region through organic growth and strategic acquisitions Organic growth in existing Florida market - Currently at 35% capacity and turning away business - Increase in working capital expected to significantly expand utilization 22

Increase Capacity Utilization and Expand Footprint More Patients Optimal Patient Care and Outcomes High ROI Capital Fuels Growth Cardiff Lexington’s Flywheel Effect Building an innovative economic high growth model that profitably bridges the gap between underserved patients and healthcare providers SUMMARY 23

Thank You

Appendix

RECONCILIATION OF NON - CASH SCALING EXPENSES 3/31/24 $219,000 Operating income Add: 195,000 Board of directors' stock compensation 7,500 Board of directors’ meeting compensation 93,600 Management incentive stock compensation 11,600 Services firm stock expense 53,000 Legal expense 35,000 Auditor consent expense 395,000 $614,700 Operating expenses excluding non - cash scaling costs 26 Quarter Ended

RECONCILIATION OF NON - GAAP MEASURES 12/31/22 12/31/23 Non - GAAP Adjusted EBITDA $(3,250,638) $3,114,914 Net income/(loss) before discontinued operations Add: 6,387,309 1,956,266 Interest - - Taxes 23,132 20,777 Depreciation 253,823 136,518 Amortization 3,413,626 5,228,475 EBITDA 1 1 EBITDA is a non - GAAP financial measure defined as Earnings Before Interest, Income Tax, Depreciation and Amortization. 27 Year Ended